UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 25

           NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER
SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 1-14219

          Transnational Financial Network, Inc. American Stock Exchange
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          (Exact name of Issuer as specified in its charter,
and name of Exchange where security is listed and/or registered)


401 Taraval Street, San Francisco, Calif 94116 (415) 242-7800
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  (Address, including zip code, and telephone number, including area code, of
                      Issuer's principal executive offices)


                                  Common Stock
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                      (Description of class of securities)


  Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ]  17 CFR 240.12d2-2(a)(1)

[ ]  17 CFR 240.12d2-2(a)(2)

[ ]  17 CFR 240.12d2-2(a)(3)

[ ]  17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.1

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.


  Pursuant to the requirements of the Securities Exchange Act of 1934, Transnational Financial Network, Inc. (Name of Issuer or Exchange) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

  June 14, 200   By: /s/ Joseph Kristul            Chief Executive Officer
  Date                Name                           Title